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                                                                 Exhibit 99.31
KeraVision, Inc. Completes Stock Transaction

FREMONT, CA (September 2, 1999) - KeraVision, Inc. (Nasdaq: KERA), the vision correction company, said today that it has sold 600,000 shares of its common stock at a price of $13.00 per share, pursuant to the exercise by the underwriters of their over-allotment option in connection with the underwritten offering of KeraVision's common stock. KeraVision previously sold 4,000,000 shares of its common stock in the initial closing of the offering on August 17, 1999. The offering was underwritten by Donaldson, Lufkin & Jenrette; Dain Rauscher Wessels, a division of Dain Rauscher Inc.; Prudential Vector Healthcare Group, a unit of Prudential Securities; and SG Cowen.

All of the shares were issued and sold by KeraVision. The net proceeds of approximately $7,332,000 from the sale of 600,000 shares will be used by KeraVision for sales and marketing efforts related to the U.S. launch of Intacs (trademark) corneal ring segments, the continued development and clinical testing of products based on the Intacs technology, prepayment of short-term debt and for working capital and other general corporate purposes.
KeraVision is developing a new category of non-laser vision correction products for the treatment of common vision disorders, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, to offer an alternative to eyeglasses, contact lenses and other vision correction surgical procedures. KeraVision's initial product, Intacs, has been approved by the FDA for correcting mild myopia.
Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended June 30, 1999, and Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.
Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

Contact:
KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559